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                                                                   EXHIBIT 10.54


                                November 15, 2002

Frank Semple
Williams Communications, LLC
One Technology Center, 15A
Tulsa, OK 74103

         Re: November 1, 2002 -- May 1, 2003 Employment Agreement

Dear Frank:

         This letter is to memorialize the terms and conditions of the agreement reached between you and Williams Communications, LLC (the "Company") on October 29, 2002 regarding your continued employment by the Company from November 1, 2002 until May 1, 2003, as follows:

      1. You will no longer serve as Chief Operating Officer of the Company and of its parent, WilTel Communications Group, Inc. You will instead serve as a senior executive of both companies, and the compensation and benefits to which you are entitled as of the date of this agreement will remain unchanged. You will assist the Chief Executive Officer as directed, assist in customer and potential customer marketing efforts, and perform other duties assigned by the CEO and Board of Directors which are consistent with your position as a senior executive.

      2. As of May 1, 2003, your employment may be terminated either by you or by the Company. In the event of such termination, you will receive severance benefits equal to those that you would be entitled to receive as Chief Operating Officer under the Williams Communications Group, Inc. Severance Protection Plan (the "Plan"), if your employment had involuntarily terminated due to Severance, as that term is defined in the Plan, as of the date of this agreement. You will be entitled to receive these benefits regardless of whether the decision to terminate your employment is yours or the Company's.

      3. The Company reserves the right to terminate your employment before May 1, 2003. In that event, you will receive the total compensation, benefits and severance you would have been entitled to under sections 1 and 2 above had you remained employed until May 1, unless you are terminated for Cause, as defined in the Plan.

      4. Nothing in this agreement is intended to alter the ability of you and the Company to continue your employment after May 1, 2003, upon mutually agreeable terms.



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If the above terms are acceptable to you, please so indicate by signing below, retaining a copy for yourself and returning a copy to me immediately.

Yours very truly,




/s/ JEFF STOREY
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Jeff Storey
Chief Executive Officer




/s/ BUD SCRUGGS
-----------------------
Bud Scruggs
Senior Vice President




Accepted on the 15th day of November, 2002.




/s/ FRANK SEMPLE
-----------------------
Frank Semple